Exhibit 99.1

Investor Contact:	Nancy Christal	Media Contact:	Eileen H. Boone
	Senior Vice President		Senior Vice President
	Investor Relations		Corporate Communications &
	(914) 722-4704		Community Relations
(401) 770-4561

FOR IMMEDIATE RELEASE

CVS CAREMARK REPORTS FIRST QUARTER RESULTS

Company reaffirms its 2011 EPS Guidance

First Quarter Year-Over-Year Highlights:

•                  Net revenues increased 8.9% to a record $25.9 billion

•                  Pharmacy Services segment revenues increased 18.4%

•                  Retail Pharmacy segment revenues increased 4.4%, with same stores sales up 2.6%

•                  Adjusted diluted EPS from continuing operations of $0.57

•                  GAAP diluted EPS from continuing operations of $0.52

Guidance:

•                  Full-year Adjusted diluted EPS from continuing operations reaffirmed at $2.72 - $2.82

•                  Full-year GAAP diluted EPS from continuing operations reaffirmed at $2.52 — $2.62

WOONSOCKET, RHODE ISLAND, May 5, 2011 - CVS Caremark Corporation (NYSE: CVS), today announced revenues, operating profit, and net income for the three months ended March 31, 2011.

Revenues:

Net revenues for the three months ended March 31, 2011 increased $2.1 billion to a record $25.9 billion, up from $23.8 billion during the three months ended March 31, 2010.

Revenues in the Pharmacy Services segment increased 18.4% to $14.0 billion in the three months ended March 31, 2011. This increase was primarily associated with the addition of the previously announced long-term contract with Aetna. Retail network claims processed during the three months ended March 31, 2011 increased 19.5% to 157.7 million, compared to 132.0 million in the prior year period. The increase in retail network claims was primarily due to the Aetna contract as well as an increase in Medicare Part D prescription drug claims as a result of increases in covered lives. Mail choice claims processed during the three months ended March 31, 2011 increased approximately 13.0% to 17.5 million compared to 15.5 million in the prior year period. The increase in the mail choice claim volume was also driven by the Aetna contract.

Revenues in the Retail Pharmacy segment increased 4.4% to $14.6 billion in the three months ended March 31, 2011. Same store sales increased 2.6% over the prior year period. Pharmacy same store sales rose 3.7%, reflecting a strong flu season as well as a positive impact from Maintenance Choice™ of approximately 170 basis points on a net basis (i.e., a positive impact of approximately 220 basis points on a gross basis, net of approximately 50 basis points from the conversion of 30-day prescriptions at retail to 90-day prescriptions under the Maintenance Choice program).  Pharmacy same store sales were negatively impacted by approximately 260 basis points due to recent generic introductions. Front store same store sales increased 0.4% in the three months ended March 31, 2011. As expected front store sales were negatively impacted by approximately 45 basis points due to the shift of sales related to the Easter holiday into the second quarter, and by approximately 65 basis points due to the absence of sales associated with the grand reopening of the Longs stores in the prior year.

Income from continuing operations attributable to CVS Caremark:

Income from continuing operations attributable to CVS Caremark for the three months ended March 31, 2011, decreased $59 million to $714 million, compared with $773 million during the three months ended March 31, 2010. The decline in our income from continuing operations was driven by lower gross profit in our Pharmacy Services segment primarily as a result of pricing compression relating to contract renewals, and in particular the renewal of a large government contract that took effect during the third quarter of 2010.  Additionally, as expected, our effective income tax rate improved during the quarter to 39.4% compared to 39.8% in the prior year period, primarily due to changes in the effective state tax rates.  Adjusted earnings per share from continuing operations attributable to CVS Caremark, which excludes $106 million of intangible asset amortization related to acquisition activity, for the three months ended March 31, 2011 were $0.57, compared with $0.60 in the three months ended March 31, 2010. GAAP earnings per diluted share from continuing operations attributable to CVS Caremark for the three months ended March 31, 2011 were $0.52, compared with $0.55 in the three months ended March 31, 2010.

Larry Merlo, President and Chief Executive Officer, stated: “2011 is off to a good start, with results slightly above guidance for both our retail and PBM businesses.  We also generated $1.6 billion in free cash this quarter, more than double the amount we generated in last year’s first quarter. Our retail business continues to grow and gain share, and our new store clustering initiatives are yielding promising results.

Mr. Merlo continued, “The PBM’s 2012 selling season is also off to a good start, and adoption of our integrated offerings is growing. The Aetna implementation and PBM streamlining initiatives are both proceeding well and on schedule. I remain confident in our ability to execute our operating plans and improve the performance of our PBM for 2012 and beyond.”

Acquisition of Universal American Medicare Part D Business:

On April 29, 2011, the Company acquired the Medicare prescription drug business of Universal American Corp. (the “UAM Medicare Part D Business”). As previously announced, the Company paid cash consideration of $1.25 billion plus $185 million (the amount of excess capital that resided in the entities that operate the UAM Medicare Part D Business), less $110 million (the amount of Universal American Corp.’s outstanding trust preferred securities which are being assumed by the Company).  The UAM Medicare Part D Business offers prescription drug plan benefits to Medicare beneficiaries throughout the United States through its Community CCRxsm prescription drug plan.  With the inclusion of this acquisition the Company now provides Medicare Part D benefits to over 3 million beneficiaries. The Company continues to expect the acquisition of the UAM Medicare Part D Business to be approximately $0.08 accretive to adjusted diluted earnings per share for the remainder of the year.

Real estate program:

During the three months ended March 31, 2011, the Company opened 57 new retail drugstores, one new retail specialty pharmacy store and closed 13 retail drugstores. In addition, the Company relocated 49 retail drugstores. As of March 31, 2011, the Company operated 7,314 locations, included in which were 7,226 retail drugstores, 66 specialty pharmacy stores, 18 specialty mail order pharmacies and four mail order pharmacies in 44 states, the District of Columbia and Puerto Rico.

Guidance:

In light of the solid performance reported today and continued confidence about the remainder of the year, the Company is reaffirming its earnings per share guidance ranges for the full year 2011.  As previously announced, the Company expects adjusted earnings per share from continuing operations to be in the range of $2.72 - $2.82 and GAAP earnings per share from continuing operations to be in the range of $2.52 — $2.62.

Teleconference and webcast:

The Company will be holding a conference call today for the investment community at 8:30 am (EDT) to discuss its quarterly results. An audio webcast of the conference call will be broadcast simultaneously for all interested parties through the Investor Relations section of the CVS Caremark website at http://info.cvscaremark.com. This webcast will be archived and available on the website for a one-month period following the conference call.

About the Company:

CVS Caremark is the largest pharmacy health care provider in the United States. Through our integrated offerings across the entire spectrum of pharmacy care, we are uniquely positioned to provide greater access to engage plan members in behaviors that improve their health, and to lower overall health care costs for health plans, plan sponsors and their members. CVS Caremark is a market leader in mail order pharmacy, retail pharmacy, specialty pharmacy, and retail clinics, and is a leading provider of Medicare Part D Prescription Drug Plans. As one of the country’s largest pharmacy benefits managers (PBMs), we provide access to a network of more than 65,000 pharmacies, including over 7,200 CVS/pharmacy® stores that provide unparalleled service and capabilities. Our clinical expertise includes one of the industry’s most comprehensive disease management programs. General information about CVS Caremark is available through the Company’s website at http://info.cvscaremark.com.

Forward-looking statements:

This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company strongly recommends that you become familiar with the specific risks and uncertainties outlined under the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2010.

— Tables Follow —

CVS CAREMARK CORPORATION

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended
	March 31,
In millions, except per share amounts	2011	2010

Net revenues	$25,880	$23,760
Cost of revenues	21,129	19,014
Gross profit	4,751	4,746
Operating expenses	3,440	3,336
Operating profit	1,311	1,410
Interest expense, net	134	128
Income before income tax provision	1,177	1,282
Income tax provision	464	510
Income from continuing operations	713	772
Loss from discontinued operations, net of tax	(1)	(2)
Net income	712	770
Net loss attributable to noncontrolling interest	1	1
Net income attributable to CVS Caremark	$713	$771

Income from continuing operations attributable to CVS Caremark:
Income from continuing operations	$713	$772
Net loss attributable to noncontrolling interest	1	1
Income from continuing operations attributable to CVS Caremark	$714	$773

Basic earnings per common share:
Income from continuing operations attributable to CVS Caremark	$0.52	$0.56
Loss from discontinued operations attributable to CVS Caremark	—	—
Net income attributable to CVS Caremark	$0.52	$0.56
Weighted average basic common shares outstanding	1,362	1,386

Diluted earnings per common share:
Income from continuing operations attributable to CVS Caremark	$0.52	$0.55
Loss from discontinued operations attributable to CVS Caremark	—	—
Net income attributable to CVS Caremark	$0.52	$0.55
Weighted average diluted common shares outstanding	1,371	1,396

Dividends declared per common share	$0.1250	$0.0875

CVS CAREMARK CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited)

In millions, except per share amounts	March 31, 2011	December 31, 2010
Assets:
Cash and cash equivalents	$2,162	$1,427
Short-term investments	6	4
Accounts receivable, net	5,348	4,925
Inventories	10,181	10,695
Deferred income taxes	509	511
Other current assets	174	144
Total current assets	18,380	17,706
Property and equipment, net	8,350	8,322
Goodwill	25,666	25,669
Intangible assets, net	9,692	9,784
Other assets	740	688
Total assets	$62,828	$62,169

Liabilities:
Accounts payable	$4,354	$4,026
Claims and discounts payable	2,776	2,569
Accrued expenses	3,229	3,070
Short-term debt	300	300
Current portion of long-term debt	806	1,105
Total current liabilities	11,465	11,070
Long-term debt	8,669	8,652
Deferred income taxes	3,710	3,655
Other long-term liabilities	1,032	1,058
Commitments and contingencies
Redeemable noncontrolling interest	33	34

Shareholders’ equity:
Preferred stock, par value $0.01: 0.1 shares authorized; none issued or outstanding	—	—
Common stock, par value $0.01: 3,200 shares authorized; 1,627 shares issued and 1,354 shares outstanding at March 31, 2011 and 1,624 shares issued and 1,363 shares outstanding at December 31, 2010	16	16
Treasury stock, at cost: 271 shares at March 31, 2011 and 259 shares at December 31, 2010	(9,449)	(9,030)
Shares held in trust: 2 shares at March 31, 2011 and December 31, 2010	(56)	(56)
Capital surplus	27,706	27,610
Retained earnings	19,845	19,303
Accumulated other comprehensive loss	(143)	(143)
Total shareholders’ equity	37,919	37,700
Total liabilities and shareholders’ equity	$62,828	$62,169

CVS CAREMARK CORPORATION

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
	March 31,
In millions	2011	2010
Cash flows from operating activities:
Cash receipts from revenues	$22,971	$22,918
Cash paid for inventory and prescriptions dispensed by retail network pharmacies	(17,445)	(17,581)
Cash paid to other suppliers and employees	(3,342)	(3,916)
Interest received	1	1
Interest paid	(150)	(155)
Income taxes paid	(169)	(207)
Net cash provided by operating activities	1,866	1,060

Cash flows from investing activities:
Purchases of property and equipment	(309)	(401)
Proceeds from sale-leaseback transactions	11	—
Proceeds from sale of property and equipment	12	12
Acquisitions (net of cash acquired) and other investments	(11)	(9)
Purchase of short-term investments	(2)	—
Maturity of short-term investments	—	1
Net cash used in investing activities	(299)	(397)

Cash flows from financing activities:
Increase (decrease) in short-term debt	—	200
Repayments of long-term debt	(301)	(1)
Dividends paid	(171)	(122)
Proceeds from exercise of stock options	107	97
Excess tax benefits from stock-based compensation	—	11
Repurchase of common stock	(467)	(887)
Net cash used in financing activities	(832)	(702)
Net increase (decrease) in cash and cash equivalents	735	(39)
Cash and cash equivalents at beginning of period	1,427	1,086
Cash and cash equivalents at end of period	$2,162	$1,047
Reconciliation of net income to net cash provided by operating activities:
Net income	$712	$770
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	374	358
Stock-based compensation	36	37
Deferred income taxes and other non-cash items	70	2
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	(423)	308
Inventories	514	68
Other current assets	(30)	(39)
Other assets	(52)	—
Accounts payable and claims and discounts payable	535	(115)
Accrued expenses	156	(335)
Other long-term liabilities	(26)	6
Net cash provided by operating activities	$1,866	$1,060

Adjusted Earnings Per Share

(Unaudited)

For internal comparisons, management finds it useful to assess year-to-year performance by adjusting diluted earnings per share for amortization, which primarily relates to acquisition activities.

The Company defines adjusted earnings per share as income before income tax provision plus amortization, less adjusted income tax provision, plus net loss attributable to noncontrolling interest divided by the weighted average diluted common shares outstanding.

The following is a reconciliation of income before income tax provision to adjusted earnings per share:

	Three Months Ended
	March 31,
In millions, except per share amounts	2011	2010

Income before income tax provision	$1,177	$1,282
Amortization	106	105
Adjusted income before income tax provision	1,283	1,387
Adjusted income tax provision(1)	506	552
Adjusted income from continuing operations	777	835
Net loss attributable to noncontrolling interest	1	1
Adjusted income from continuing operations attributable to CVS Caremark	$778	$836
Weighted average diluted common shares outstanding	1,371	1,396
Adjusted earnings per share from continuing operations attributable to CVS Caremark	$0.57	$0.60

(1)  The adjusted income tax provision is computed using the effective income tax rate from the condensed consolidated statement of income.

Free Cash Flow

(Unaudited)

The Company defines free cash flow as net cash provided by operating activities less net additions to properties and equipment (i.e., additions to property and equipment plus proceeds from sale-leaseback transactions).

The following is a reconciliation of net cash provided by operating activities to free cash flow:

	Three Months Ended
	March 31,
In millions	2011	2010

Net cash provided by operating activities	$1,866	$1,060
Subtract: Additions to property and equipment	(309)	(401)
Add: Proceeds from sale-leaseback transactions	11	—
Free cash flow	$1,568	$659

Supplemental Information

(Unaudited)

The Company evaluates its Pharmacy Services and Retail Pharmacy segment performance based on net revenue, gross profit and operating profit before the effect of nonrecurring charges and gains and certain intersegment activities. The Company evaluates the performance of its Corporate segment based on operating expenses before the effect of nonrecurring charges and gains and certain intersegment activities. The following is a reconciliation of the Company’s segments to the accompanying consolidated financial statements:

In millions	Pharmacy Services Segment(1)	Retail Pharmacy Segment	Corporate Segment	Intersegment Eliminations(2)	Consolidated Totals
Three Months Ended:
March 31, 2011:
Net revenues	$14,014	$14,587	$—	$(2,721)	$25,880
Gross profit	639	4,147	—	(35)	4,751
Operating profit (loss)	397	1,096	(147)	(35)	1,311
March 31, 2010:
Net revenues	$11,836	$13,978	$—	$(2,054)	$23,760
Gross profit	782	3,987	—	(23)	4,746
Operating profit (loss)	538	1,030	(135)	(23)	1,410

(1)  Net revenues of the Pharmacy Services segment include approximately $2.2 billion and $1.7 billion of retail co-payments for the three months ended March 31, 2011 and 2010, respectively.

(2)  Intersegment eliminations relate to two types of transactions: (i) Intersegment revenues that occur when Pharmacy Services segment customers use Retail Pharmacy segment stores to purchase covered products. When this occurs, both the Pharmacy Services and Retail Pharmacy segments record the revenue on a standalone basis, and (ii) Intersegment revenues, gross profit and operating profit that occur when Pharmacy Services segment customers, through the Company’s intersegment activities (such as the Maintenance Choice™ program), elect to pick-up their maintenance prescriptions at Retail Pharmacy segment stores instead of receiving them through the mail. When this occurs, both the Pharmacy Services and Retail Pharmacy segments record the revenue, gross profit and operating profit on a standalone basis.  As a result, both the Pharmacy Services and the Retail Pharmacy segments include the following results associated with this activity: net revenues of $558 million and $340 million for the three months ended March 31, 2011 and 2010, respectively, gross profit and operating profit of $35 million and $23 million for the three months ended March 31, 2011 and 2010, respectively.

Supplemental Information

(Unaudited)

Pharmacy Services Segment

The following table summarizes the Pharmacy Services segment’s performance for the respective periods:

	Three Months Ended
	March 31,
In millions	2011	2010

Net revenues	$14,014	$11,836
Gross profit	639	782
Gross profit % of net revenues	4.6%	6.6%
Operating expenses	242	244
Operating expense % of net revenues	1.7%	2.1%
Operating profit	397	538
Operating profit % of net revenues	2.8%	4.5%

Net revenues(1):
Mail choice(2)	$4,535	$4,078
Pharmacy network(3)	9,377	7,670
Other	102	88
Pharmacy claims processed(1):
Total	175.2	147.5
Mail choice(2)	17.5	15.5
Pharmacy network(3)	157.7	132.0
Generic dispensing rate(1):
Total	73.8%	70.4%
Mail choice(2)	63.8%	58.8%
Pharmacy network(3)	74.8%	71.6%
Mail choice penetration rate	24.1%	24.8%

(1)  Pharmacy network net revenues, claims processed and generic dispensing rates do not include Maintenance Choice, which are included within the mail choice category.

(2)  Mail choice is defined as claims filled at a Pharmacy Services’ mail facility, which includes specialty mail claims, as well as 90-day claims filled at retail under the Maintenance Choice program.

(3)  Pharmacy network is defined as claims filled at retail pharmacies, including our retail drugstores.

EBITDA and EBITDA per Adjusted Claim

(Unaudited)

The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. We define EBITDA per adjusted claim as EBITDA divided by adjusted pharmacy claims. Adjusted pharmacy claims normalize the claims volume statistic for the difference in average days’ supply for mail and retail claims. Adjusted pharmacy claims are calculated by multiplying 90-day claims (the majority of total mail claims) by 3 and adding the 30-day claims. EBITDA can be reconciled to operating profit, which we believe to be the most directly comparable GAAP financial measure.

The following is a reconciliation of operating profit to EBITDA for the Pharmacy Services segment:

	Three Months Ended
	March 31,
In millions, except per adjusted claim amounts	2011	2010

Operating profit	$397	$538
Depreciation and amortization	99	98
EBITDA	496	636
Adjusted claims	207.6	175.5
EBITDA per adjusted claim	$2.39	$3.62

Supplemental Information

(Unaudited)

Retail Pharmacy Segment

The following table summarizes the Retail Pharmacy segment’s performance for the respective periods:

	Three Months Ended
	March 31,
In millions	2011	2010

Net revenues	$14,587	$13,978
Gross profit	4,147	3,987
Gross profit % of net revenues	28.4%	28.5%
Operating expenses	3,051	2,957
Operating expense % of net revenues	20.9%	21.2%
Operating profit	1,096	1,030
Operating profit % of net revenues	7.5%	7.4%

Net revenue increase:
Total	4.4%	3.6%
Pharmacy	5.1%	4.6%
Front store	2.8%	1.3%
Same store sales increase (decrease):
Total	2.6%	2.3%
Pharmacy	3.7%	3.7%
Front store	0.4%	(0.7)%
Generic dispensing rate	75.2%	72.1%
Pharmacy % of total revenues	69.1%	68.4%
Third party % of pharmacy revenue	97.5%	97.0%
Retail prescriptions filled	165.6	157.3

Adjusted Earnings Per Share Guidance

(Unaudited)

The following reconciliation of estimated income before income tax provision to estimated adjusted earnings per share contains forward-looking information that is subject to risks and uncertainties that could cause actual results to differ materially. The Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company strongly recommends that you become familiar with the specific risks and uncertainties outlined under the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2010. For internal comparisons, management finds it useful to assess year-to-year performance by adjusting diluted earnings per share for amortization, which primarily relates to acquisition activities.

	Year Ending
In millions, except per share amounts	December 31, 2011

Income before income tax provision	$5,606	$5,816
Amortization	460	460
Adjusted income before income tax provision	6,066	6,276
Adjusted income tax provision	2,384	2,466
Adjusted income from continuing operations	3,682	3,810
Net loss attributable to noncontrolling interest	4	4
Adjusted income from continuing operations attributable to CVS Caremark	$3,686	$3,814
Weighted average diluted common shares outstanding	1,354	1,354
Adjusted earnings per share from continuing operations attributable to CVS Caremark	$2.72	$2.82

Free Cash Flow Guidance

(Unaudited)

The following reconciliation of net cash provided by operating activities to free cash flow contains forward-looking information that is subject to risks and uncertainties that could cause actual results to differ materially. The Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company strongly recommends that you become familiar with the specific risks and uncertainties outlined under the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2010. For internal comparisons, management finds it useful to assess year-to-year cash flow performance by adjusting cash provided by operating activities, by capital expenditures and proceeds from sale-leaseback transactions.

	Year Ending
In millions	December 31, 2011

Net cash provided by operating activities	$5,454	$5,654
Subtract: Additions to property and equipment	(2,100)	(2,050)
Add: Proceeds from sale-leaseback transactions	600	550
Free cash flow	$3,954	$4,154